                                                                      EXHIBIT 21

                    SUBSIDIARIES OF THE NETPLEX GROUP, INC.


Netplex Systems, Inc, a Virginia corporation

The PSS Group, Inc., a Virginia corporation

Technology Development Systems, Inc. an Illinois corporation

ABS Acquisition, Inc., a Delaware corporation

Onion Peel Solutions, LLC, a Delaware limited liability company

America's Work Exchange, Inc., a New York corporation

Software Resources of New Jersey, Inc. dba Contractor's Resources